UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

August 3, 2016

Quotient Technology Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Logue Avenue

Mountain View, California 94043

(Address of principal executive offices)

(650) 605-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On August 3, 2016 the Company agreed to issue 3,000,000 shares of common stock of the Company (the “Transaction Shares”) pursuant to a services and data agreement (the “Services Agreement”) as partial consideration for certain rights provided thereunder. Among other things, the Services Agreement provides the Company with certain exclusive rights to provide promotions and media, and to use shopper data, for approximately 5.5 years. In addition, certain rights may continue on a non-exclusive basis for up to an additional 4.5 years. At this time, the Company does not expect the Services Agreement to materially impact its guidance for the third quarter 2016 or the full year 2016.

1,000,000 of the Transaction Shares will be issued within 5 business days of August 3, 2016. The remaining 2,000,000 of the Transaction Shares (the “Additional Shares”) will be held in escrow. Subject to compliance with the Services Agreement, half of the Additional Shares shall be released from escrow within 15 business days of the end of 2017 and 2018.

This issuance and sale of the Transaction Shares are exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. The recipient of the Transaction Shares is an “accredited investor” as defined in Rule 501 of the Securities Act and represented that the common stock is being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of common stock issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quotient Technology Inc.

By:	/s/ Connie Chen
Connie Chen
General Counsel

Date: August 8, 2016